EXHIBIT 4.1

AMENDMENT NO. 2

dated as of June 4, 2013

to

CREDIT AGREEMENT

Dated as of March 25, 2011

THIS AMENDMENT NO. 2 (“Amendment”) is made as of June  4, 2013 (the “Effective Date”) by and among Layne Christensen Company, as Borrower (the “Borrower”),  the lenders listed on the signature pages hereof (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of March 25, 2011 by and among the Borrower, the Lenders and the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to make certain modifications to the Credit Agreement; and

WHEREAS, the Borrower, the Lenders and the Administrative Agent have so agreed on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent hereby agree as follows.

1.  Amendments to the Credit Agreement.  Effective as of the Effective Date, but subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

(a)  Section 1.01 of the Credit Agreement is hereby amended to insert the following defined terms alphabetically therein:

“Amendment No. 2” means Amendment No. 2 to Credit Agreement, dated as of June 4, 2013, by and among the Borrower, the Lenders party thereto, and the Administrative Agent.

“Amendment No. 2 Effective Date” means June 4, 2013.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset, other than any expenditures in connection with Permitted Acquisitions, which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance GAAP; provided, however, that the purchase of certain equipment by the Borrower or a Subsidiary (pursuant to a transaction disclosed to the Administrative Agent and the Lenders prior to the Amendment No. 2 Effective Date) shall not be included as a Capital Expenditure hereunder so long as the aggregate consideration therefor does not exceed $5,000,000 and such purchase is made contemporaneously with a sale of certain defective equipment by the Borrower or such Subsidiary to the vendor thereof.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents or required to be pledged or secured pursuant to the requirements hereof or thereof and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Obligations; provided, however, that Collateral shall not include any Excluded Property.

“Collateral Documents” means, collectively, all agreements, instruments and documents executed in connection with this Agreement and the other Loan Documents that are intended to create or evidence Liens to secure the Obligations, including, without limitation, all security agreements, pledge agreements, mortgages, deeds of trust, guarantees, pledges, powers of attorney and financing statements whether heretofore, now, or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent or its designee.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Designated Persons” means a person or entity: (i) listed in the annex to, or otherwise the subject of the provisions of, any Executive Order; (ii) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list, or is otherwise the subject of any Sanctions Laws and Regulations; or (iii) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“ECP” means an “Eligible Contract Participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC (collectively, and as now or hereafter in effect, the “ECP Rules”).

“ECP Rules” has the meaning assigned to such term in the definition of “ECP”.

“Excluded Property” has the meaning set forth in the Pledge and Security Agreement.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Executive Order” has the meaning set forth in the definition  of “Sanctions Laws and Regulations”.

“Net Proceeds” means, with respect to any sale, transfer or disposition of any asset or property of the Borrower or any Subsidiary Guarantor, (a) the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans, if any such payment requirement exists) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower).

“OFAC” has the meaning set forth in the definition of “Sanctions Laws and Regulations”.

“Permitted Priority Liens” means Liens permitted under the following clauses of Section 6.02, which Liens may have priority over the Liens granted to the Administrative Agent: Section 6.02(c), Section 6.02(f); Section 6.02(h) (to the extent constituting a purchase money security interest in respect of purchase money debt), and Sections 6.02(d), (g) or (j) (with respect to cash collateral permitted to be granted thereunder).

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of June 4, 2013, by and among the Borrower, certain of its Domestic Subsidiaries, and the Administrative Agent, the form of which is attached to Amendment No. 2 as Exhibit B, and as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee becomes effective with respect to such Swap Obligation or such other Person as constitutes an ECP and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Sanctions Laws and Regulations” means any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”).

“Secured Parties” means the holders of the Obligations from time to time.

“SolmeteX Sale” means the sale of the SolmeteX division of the Borrower, which is engaged in the business of providing dental amalgam separator devices and amalgam recycling services to the dental industry.

“Swap Obligation” means, solely for purposes of determining an obligation being guaranteed by a Subsidiary Guarantor in respect of a “swap”, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Voting Stock” means with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors (or similar governing body) of such Person.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

(b)  The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

“Applicable Rate” means, for any day, with respect to any Eurodollar Revolving Loan or any ABR Revolving Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 0.75 to 1.00	1.25%	0.25%	0.20%
Category 2:	>0.75 to 1.00 but < 1.25 to 1.00	1.50%	0.50%	0.25%
Category 3:	> 1.25 to 1.00 but < 1.75 to 1.00	1.75%	0.75%	0.30%
Category 4:	> 1.75 to 1.00 but < 2.25 to 1.00	2.00%	1.00%	0.35%
Category 5:	> 2.25 to 1.00 but < 2.75 to 1.00	2.25%	1.25%	0.40%
Category 6:	> 2.75 to 1.00	2.50%	1.50%	0.45%

For purposes of the foregoing,

(i) if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 6 shall be deemed applicable for the period commencing five (5) Business Days after the required date of delivery and ending on the date which is five (5) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 6 shall be deemed to be applicable from the Amendment No. 2 Effective Date until the Administrative Agent’s receipt of the applicable Financials for the fiscal year ended January 31, 2014, and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

(c)  The definition of “Consolidated EBITDA” set forth in Section 1.01 of the Credit Agreement is hereby amended to delete therefrom the following clause “and (xii) non-cash asset impairment charges” and to substitute therefor the following:

, (xii) non-cash asset impairment charges, and (xiii) non-recurring relocation expenses (including, without limitation, retention bonuses, severance costs, recruiting costs, moving expenses, transaction expenses, and consulting expenses) resulting from the Borrower moving its corporate headquarters from Mission Woods, Kansas to The Woodlands, Texas; provided, however, that (a) for purposes of determining the Borrower’s compliance with the financial covenants set forth in Section 6.12, the aggregate amount of this clause (xiii) shall not exceed the lesser of the actual amount of such expenses for the applicable period and the following: (1) $6,000,000 for the twelve-month period ended April 30, 2013; (2) $12,000,000 for the twelve-month period ending January 31, 2014; (3) $9,000,000 for the twelve-month period ending April 30, 2014; (4) $6,000,000 for the twelve-month period ending July 31, 2014; and (5) $3,000,000 for the twelve-month period ending October 31, 2014; and (b) for purposes of determining the Borrower’s compliance with the minimum Consolidated EBITDA covenant set forth in Section 6.12(c), the aggregate amount of this clause (xiii) shall not exceed the lesser of the actual amount of such expenses and (x) $3,000,000 for any three-month reporting period; (y) $6,000,000 for any six-month reporting period; and (z) $9,000,000 for any nine-month reporting period;

(d)  The definition of “Intercreditor Agreement” set forth in Section 1.01 of the Credit Agreement is hereby amended to insert the following immediately at the end thereof:

Notwithstanding the foregoing or anything to the contrary set forth herein, the Sharing Agreement shall be terminated and of no force and effect from and after the Amendment No. 2 Effective Date.

(e)  The definition of “Interest Period” set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only with respect to one, two, three or six month periods, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a one, two, three or six month Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

(f)  The definition of “Loan Documents” set forth in Section 1.01 of the Credit Agreement  is hereby amended in its entirety as follows:

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications, the Subsidiary Guaranty, the Intercreditor Agreement, the Collateral Documents, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

(g)  The definition of “Obligations” set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all reasonable out-of-pocket expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising out of or in connection with the transactions evidenced by the Loan Documents (including, without limitation, if arising by operation of law or otherwise), obligations under any Swap Agreement or any Banking Services Agreement entered into with a Person that was a Lender or an Affiliate of a Lender as of the time such agreement was executed or to the Lenders or any of their Affiliates in respect of any of the Loans made or reimbursement, or other obligations incurred under any of the Letters of Credit or other instruments at any time evidencing any thereof; provided, however, that the definition of “Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor.

(h)  The definition  of “Senior Note Agreement” set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

“Senior Note Agreement” means the Private Shelf Agreement, dated as of July 8, 2011, by and among the Borrower and the Senior Noteholders, as the same may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time; provided, however, that from and after the Amendment No. 2 Effective Date, the Private Shelf Agreement shall be terminated and of no force and effect, and there shall be no Indebtedness permitted to be outstanding or available thereunder.

(i)  The definition of “Senior Notes” set forth in Section 1.01 of the Credit Agreement is hereby amended to insert immediately at the end thereof the following:

Notwithstanding the foregoing or anything to the contrary set forth herein, from and after the Amendment No. 2 Effective Date, no Senior Notes shall be permitted to be outstanding or issued under the Senior Note Agreement.

(j)  The definition of “Senior Noteholders” set forth in Section 1.01 of the Credit Agreement is hereby amended to insert immediately at the end thereof the following:

Notwithstanding the foregoing or anything to the contrary set forth herein, from and after the Amendment No. 2 Effective Date, no Persons shall be permitted to constitute Senior Noteholders.

(k)  Section 2.18 is hereby amended to insert immediately at the end thereof the following paragraph (g):

(g)  Any proceeds received by the Administrative Agent under or in connection with the Collateral Documents, (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied first, ratably, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from the Borrower or any Subsidiary Guarantor (other than in connection with obligations under Banking Services Agreements or Swap Agreements), second, ratably to pay any fees or expense reimbursements then due to the Lenders from the Borrower or any Subsidiary Guarantor (other than in connection with obligations under Banking Services Agreements and Swap Agreements), third, to pay interest then due and payable on the Loans ratably, fourth, ratably, to prepay principal on the Loans and to pay any amounts owing with respect to obligations under Banking Services Agreements and Swap Agreements, and fifth, ratably to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower or any Subsidiary Guarantor.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.  Notwithstanding the foregoing or anything to the contrary set forth herein, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Subsidiary Guarantor.

(l)  Section 3.01 of the Credit Agreement is hereby amended to delete the last sentence therefrom and to substitute the following therefor:

All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act or analogous provisions of the laws of other states, as applicable) and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens (other than those arising under the Collateral Documents).

(m)  Section 3.03 of the Credit Agreement is hereby amended to delete therefrom clause (d) thereof and to substitute therefor the following:

(d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than those under the Collateral Documents).

(n)  Article III of the Credit Agreement is hereby amended to insert the following new Sections 3.17 and 3.18:

SECTION 3.17         Sanctions Laws and Regulations.  None of the Borrower, any Subsidiary thereof or any of their respective directors or officers is a Designated Person.

SECTION 3.18        Security Interest in Collateral.  The provisions of the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and upon taking all of the actions contemplated by the Collateral Documents, such Liens will  constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and, subject to provisions of the UCC, having priority over all other Liens on the Collateral except in the case of (a) Permitted Priority Liens, and (b) Liens perfected only by possession or control (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession or control of such Collateral.

(o)  Section 5.05 of the Credit Agreement is hereby amended in its entirety as follows:

SECTION 5.05        Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The Borrower will furnish to the Administrative Agent, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  The Borrower shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets and business interruption insurance policies naming the Administrative Agent as lender loss payee (or assignee, with respect to business interruption insurance), and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Borrower and its Subsidiaries shall be entitled to receive and retain any proceeds from any such insurance policies.  In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may, following 2 Business Days notice to the Borrower, at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable.  All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.  The Borrower will furnish to the Administrative Agent, the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

(p)  Article V of the Credit Agreement is hereby amended to insert immediately at the end thereof the following Section 5.10:

SECTION 5.10.       Collateral.  The Borrower will cause, and will cause each other Loan Party that is a Subsidiary Guarantor to cause, all of its owned property (whether personal, tangible, intangible, or mixed), other than Excluded Property, to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations, in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02; provided, that Liens upon any parcel of real property shall only be required to be granted when either the book value, or if the Borrower has a fair market appraisal of such parcel, the appraised value thereof equals or exceeds $10,000,000.  The Borrower shall and shall cause its Domestic Subsidiaries to execute or cause to be executed (subject to the grace periods provided in Section 5.09 for the joinder of Subsidiary Guarantors), Collateral Documents (including, upon the request of the Administrative Agent, applicable local law pledge documents) in favor of the Administrative Agent for the benefit of the Secured Parties, with respect to all of the property of the Borrower or such Subsidiary Guarantor constituting or required to constitute Collateral; provided that no pledge of the Equity Interests of a Foreign Subsidiary shall be required hereunder if such Equity Interests constitute Excluded Property; provided, further, that no local-law pledge documentation shall be required to be delivered unless requested by the Administrative Agent. The Borrower further agrees to deliver or cause the delivery to the Administrative Agent of all such Collateral Documents, together with appropriate corporate resolutions and other documentation (including legal opinions, the stock certificates representing the Equity Interests subject to the above-described pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested by the Administrative Agent) to grant and perfect such Lien, in each case in form and substance reasonably satisfactory to the Administrative Agent, and in a manner that the Administrative Agent shall be reasonably satisfied that the Administrative Agent has a first priority perfected security interest in and pledge of the Collateral of the Borrower or such Subsidiary Guarantor and all rights, title, power and privileges related thereto, subject to any Liens permitted by Section 6.02 of the Credit Agreement; provided, that no such Lien (other than Permitted Priority Liens) shall be permitted to have priority over the Administrative Agent’s Liens on the Collateral.

(q)  Section 6.01(g) of the Credit Agreement is hereby amended to insert immediately at the end thereof the following:

notwithstanding the foregoing or anything to the contrary set forth herein, no Indebtedness or other amounts shall be outstanding, available or due and payable under the Senior Note Agreement or the Senior Notes from and after the Amendment No. 2 Effective Date;

(r)  Section 6.02(h) of the Credit Agreement is hereby amended in its entirety as follows:

(h) Liens (1) in favor of the Administrative Agent for the benefit of the Secured Parties under the Collateral Documents to the extent securing the Obligations, and (2) securing other Priority Indebtedness permitted under Section 6.01(k) and not covered by the foregoing clause (h)(1);

(s)  Section 6.03(a)(ix) of the Credit Agreement is hereby amended in its entirety as follows (including the addition of a new clause (x)):

(ix) transactions permitted by Sections 6.04(g) and (h); and

(x)  the SolmeteX Sale; provided, that the Net Proceeds resulting therefrom are applied to repay the principal amount of all Loans then outstanding.

(t)  Section 6.12 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.12             Financial Covenants.

(a)           Maximum Leverage Ratio.   The Borrower will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after January 31, 2011, of (i) Consolidated Total Funded Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis based on the quarterly compliance certificate most recently delivered pursuant to Section 5.01(c), to be greater than 3.00 to 1.00; provided, however, that this maximum Leverage Ratio covenant shall not be in effect and the Borrower shall not be required to report compliance herewith for the quarters ending July 31, 2013 and October 31, 2013.

(b)           Minimum Fixed Charge Coverage Ratio.  The Borrower will not permit the ratio (the “Fixed Charge Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after January 31, 2011, of (i) Consolidated EBITDA plus Consolidated Rental Expense to (ii) Fixed Charges, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis based on the quarterly compliance certificate most recently delivered pursuant to Section 5.01(c), to be less than 1.50 to 1.00; provided, however, that this minimum Fixed Charge Coverage Ratio covenant shall not be in effect and the Borrower shall not be required to report compliance herewith for the quarters ending July 31, 2013 and October 31, 2013.

(c)           Minimum EBITDA.  The Borrower will not permit Consolidated EBITDA to be less than the following amounts for the following periods (to be determined as of the last day of the applicable period): (i) $6,000,000 for the three-month period ending July 31, 2013; (ii) $15,000,000 for the three-month period ending October 31, 2013; (iii) $7,500,000 for the six-month period ending July 31, 2013; and (iv) $25,000,000 for the nine-month period ending October 31, 2013.

(d)           Maximum Capital Expenditures.  The Borrower will not permit Capital Expenditures (determined on a consolidated basis for the Borrower and its Subsidiaries) to exceed the following amounts for the following periods (to be determined as of the last day of the applicable period): (i) $22,000,000 for the six-month period ending July 31, 2013; (ii) $34,000,000 for the nine-month period ending October 31, 2013; and (iii) $46,000,000 for the twelve-month period ending January 31, 2014.

(u)  Article VI of the Credit Agreement is hereby amended to insert immediately at the end thereof the following new Section 6.13:

SECTION 6.13.       Sanction Laws and Regulations. The Borrower shall not, directly or indirectly, use the proceeds of the credit facilities evidenced by the Loan Documents, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity in any manner  that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.  None of the funds or assets of the Borrower or any Subsidiary that are used to pay any amount due pursuant to the credit facilities evidenced by the Loan Documents shall constitute funds obtained from transactions that violate any Sanctions Laws and Regulations.

(v)  The word “or” is deleted from the end of clause (n) and added to the end of clause (o) of Article VII of the Credit Agreement and the following clause (p) is added immediately after clause (o) of Article VII of the Credit Agreement:

(p)  the Pledge and Security Agreement or any other Collateral Document shall for any reason (except in accordance with its terms) fail to create a valid and perfected first priority security interest in the Collateral subject thereto or purported to be covered thereby, except for Liens permitted by Section 6.02 of the Credit Agreement (with the understanding that no such Lien shall be permitted to have priority over the Administrative Agent’s Lien other than Permitted Priority Liens), or any action shall be taken by or on behalf of the Borrower or any Subsidiary to discontinue or to assert the invalidity or unenforceability of the Pledge and Security Agreement or any other applicable Collateral Document or (B) any provision of any Collateral Document shall for any reason cease to be valid and binding on any Person that is a party thereto (except in accordance with its terms), or any such Person shall so assert in writing;

(w)  Section 9.14 of the Credit Agreement is hereby amended in its entirety as follows:

SECTION 9.14.      Releases of Guarantors; Release of Liens.  A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

Further, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor is no longer a Material Domestic Subsidiary.

At such time as the principal and interest on the Loans, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations under any Swap Agreement or any Banking Services Agreement, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full, the Commitments shall have been terminated, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

The Lenders hereby irrevocably authorize the Administrative Agent and the Administrative Agent shall release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments and payment and satisfaction in full in cash of all Obligations (other than obligations under any Swap Agreement or any Banking Services Agreement, and other Obligations expressly stated to survive such payment and termination), (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) as required to effect any sale or other disposition of such collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to the terms of the Loan Documents or (iv) owned by a Subsidiary Guarantor if such Subsidiary Guarantor is no longer a Subsidiary Guarantor.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the collateral.

(x)  Article IX of the Credit Agreement is hereby amended to insert immediately at the end thereof the following Section 9.15:

SECTION 9.15.        Appointment for Perfection; Appointment under Collateral Documents.

Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such collateral to the Administrative Agent, or otherwise deal with such collateral in accordance with the Administrative Agent’s instructions.  Each Lender hereby acknowledges and agrees that the Administrative Agent will hold all security interests and Liens granted by Loan Parties in respect of the Obligations.

The Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.  Each Lender authorizes the Administrative Agent to enter into each of the Pledge and Security Agreement and other Collateral Documents to which it is a party and all amendments, restatements, supplements or other modifications thereto, and to take all action contemplated by such documents.  Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Pledge and Security Agreement and the other Collateral Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of Secured Parties.  The Lenders hereby authorize the Administrative Agent and, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.14; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto.  Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, the release of Collateral in connection with the release of any Subsidiary Guarantor as a Guarantor or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties or pursuant hereto upon the Collateral that was sold or transferred or owned by a Subsidiary Guarantor that was released from its Guaranty; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party or any Subsidiary thereof in respect of) all interests retained by any Loan Party or any Subsidiary thereof, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

2.  Conditions of Effectiveness.  The effectiveness of this Amendment is subject to the following conditions precedent:

(a)     the Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower, the Lenders required to execute and deliver this Amendment in order to give effect hereto, and the Administrative Agent;

(b)     the Administrative Agent shall have received, in form and substance acceptable to it, the agreements, documents and instruments referenced in Exhibit A hereto; and

(c)     the Administrative Agent shall have received all other fees and amounts due and payable on or prior to the Effective Date, including, (x) to the Administrative Agent, for the benefit of each Lender that executes and delivers its signature page hereto by 9:00 a.m. Chicago time on June 4, 2013 (with delivery being determined by the Administrative Agent in its sole discretion), an amendment fee for each such approving Lender as agreed to by the Borrower and the Administrative Agent, and (y) to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower.

3.  Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants as follows:

(a)    This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    As of the date hereof and after giving effect to the terms of this Amendment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrower set forth in the Credit Agreement, as amended hereby, are true and correct as of the date hereof.

4.  Reference to and Effect on the Credit Agreement.

(a)    Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby.

(b)    Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5.  Costs and Expenses.  The Borrower shall pay on demand all reasonable costs and expenses of the Administrative Agent (including the reasonable fees, costs and expenses of counsel to the Administrative Agent) incurred in connection with the preparation, execution and delivery of this Amendment.

6.  Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

7.  Execution.  This Amendment may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Amendment.

8.  Headings.  Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

LAYNE CHRISTENSEN COMPANY, as the Borrower

By	/s/ James R. Easter
Name: James R. Easter
Title: Senior Vice President – Finance and
Treasurer

Signature Page to
Amendment No. 2 to Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By	/s/ R. Todd Hovermale
Name: R. Todd Hovermale
Title: Vice President

Signature Page to
Amendment No. 2 to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By	/s/ Dianne M. Smith
Name: Dianne M. Smith
Title: Senior Vice President

Signature Page to
Amendment No. 2 to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ David Bentzinger
Name: David Bentzinger
Title: Senior Vice President

Signature Page to
Amendment No. 2 to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Patrick Engel
Name: Patrick Engel
Title: Vice President

Signature Page to
Amendment No. 2 to Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By	/s/ Kathleen Gound
Name: Kathleen Gound
Title: Vice President

Signature Page to
Amendment No. 2 to Credit Agreement

BANK OF THE WEST, as a Lender

By	/s/ Roger Lumley
Name: Roger Lumley
Title: Senior Vice President

Signature Page to
Amendment No. 2 to Credit Agreement

UMB BANK, N.A., as a Lender

By	/s/ Martin Nay
Name: Martin Nay
Title: Senior Vice President

Signature Page to
Amendment No. 2 to Credit Agreement

BOKF, N.A., as a Lender

By	/s/ Dennis Nicely
Name: Dennis Nicely
Title: Senior Vice President

Signature Page to
Amendment No. 2 to Credit Agreement

EXHIBIT A
To
Amendment No. 2

List of Closing Deliverables

1. Amendment No. 1 to Subsidiary Guaranty.

2. Pledge and Security Agreement entered into by the Loan Parties and the Administrative Agent, together with all applicable equity certificates and equity powers.

4. Termination letter in respect of Senior Note Agreement.

5. Certificates of insurance listing the Administrative Agent as (x) lender loss payee or assignee, as applicable, for the property, casualty and business interruption insurance policies of the Borrower and its Subsidiaries (with long-form lender loss payable endorsements or assignments, as appropriate, and (y) additional insured with respect to the liability insurance of the Borrower and its Subsidiaries (together with additional insured endorsements).

6. UCC, tax lien and name variation search reports with respect to the Loan Parties from the appropriate offices in their respective jurisdictions of organization.

7. UCC-1 financing statements naming each Loan Party as debtor and the Administrative Agent as secured party to be filed in the applicable offices of the Loan Parties’ jurisdictions of organization.

8. Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Articles or Certificate of Incorporation or Certificate of Formation, as applicable, as attached thereto and as certified as of a recent date by the applicable Secretary of State, since the date of the certification thereof by such Secretary of State, (ii) the By-Laws, Operating Agreement or Limited Liability Company Agreement, as applicable, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors, Board of Managers or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of the each Loan Party authorized to sign the Loan Documents to which it is a party, and, with respect to the Borrower, authorized to request Loans or Letters of Credit  under the Credit Agreement.

9.  Good Standing Certificate for each Loan Party from the Secretary of State (or other applicable office) of its jurisdiction of organization.

10.  Opinion of Stinson Morrison Hecker LLP, counsel for the Borrower, and opinion of internal counsel for the Borrower.

EXHIBIT B
To
Amendment No. 2

Pledge and Security Agreement

Attached.